Exhibit 10.2

MASTER AGREEMENT FOR PURCHASE AND SALE

(23600, 23616, 23622 and 23634 Woodward Avenue, Pleasant Ridge, MI 48069)

This Master Agreement for Purchase and Sale (this “Agreement”) by and between FL MI RE 22, LLC, a Michigan limited liability company (“Assignor”), Thomas Nafso (“TN”), Ammar Kattoula (“AK”) and ZP RE MI WOODWARD, LLC, a Michigan limited liability company (“Assignee”) is effective as of November __, 2022 (the “Effective Date”).

RECITALS

A. Woodward Avenue Ventures, LLC, a Michigan limited liability company (“23600 Seller”) owns certain real property and improvements located at 23600 Woodward Avenue, Ferndale, Michigan 48220 (Parcel No. 25-27-181-006), which is legally described on Exhibit A-1 attached hereto (the “23600 Property”). The 23600 Seller and Assignor previously entered into the following agreements with respect to the 23600 Property: (i) Buy and Sell Agreement dated on or about October 13, 2021 (the “First 23600 Purchase Agreement”), (ii) Buy and Sell Agreement dated on or about June 24, 2022 (the “Second 23600 Purchase Agreement”), (iii) Addendum #1 to that Buy and Sell Agreement dated on or about June 24, 2022 (the “Addendum 1 to Second 23600 Purchase Agreement”), and (iv) Buy and Sell Agreement dated on or about September 28, 2022 (the “Third 23600 Purchase Agreement”). Upon the 23600 Seller entering into the Third 23600 Purchase Agreement, the First 23600 Purchase Agreement, Second 23600 Purchase Agreement and Addendum 1 to Second 23600 Purchase Agreement terminated and of are no further force or effect.

B. Thomas A. Pearlman, as trustee of the Thomas A. Pearlman Revocable Trust (“23616 Seller”) owns certain real property and improvements located at 23616 and 23622 Woodward Avenue, Pleasant Ridge, Michigan 48069 (Parcel Nos. 25-27-181-004 and 005), which is legally described on Exhibit A-2 attached hereto (the “23616 Property”). The 23616 Seller and Assignor previously entered into the following agreements with respect to the 23616 Property: (i) Buy and Sell Agreement dated September 8, 2021 (the “23616 Initial Purchase Agreement”), (ii) Addendum #2 dated March 3, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 2 to 23616 Purchase Agreement”), (iii) Addendum #3 dated July 12, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 3 to 23616 Purchase Agreement”), (iv) Addendum #4 dated September 28, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 4 to 23616 Purchase Agreement”), and (v) Addendum #5 dated November 3, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 5 to 23616 Purchase Agreement” and collectively with 23616 Initial Purchase Agreement, Addendum 2 to 23616 Purchase Agreement, Addendum 3 to 23616 Purchase Agreement, Addendum 4 to 23616 Purchase Agreement and Addendum 5 to 23616 Purchase Agreement, the “23616 Purchase Agreement”).

C. Gangnier Investments, LLC, a Michigan limited liability company (“23634 Seller” and collectively with the 23600 Seller and the 23616 Seller, the “Sellers”) owns certain real property and improvements located at 23634 Woodward Avenue, Pleasant Ridge, Michigan 48069 (Parcel Nos. 25-27-181-003), which is legally described on Exhibit A-3 attached hereto (the “23634 Property” and collectively with the 23600 Property and the 23616 Property, the “Properties”). The 23634 Seller and Assignor previously entered into the following agreements with respect to the 23634 Property: (i) Buy and Sell Agreement dated March 17, 2022 (the “23634 Initial Purchase Agreement”), (ii) Addendum #1 dated October 17, 2022 to that Buy and Sell Agreement dated March 17, 2022 (“Addendum 2 to 23634 Purchase Agreement” and together with the 23634 Initial Purchase Agreement, the “23634 Purchase Agreement”).

D. Pursuant to the terms of this Agreement, Assignor desires to sell, convey, assign, transfer and deliver to Assignee, and Assignee desires to acquire from Assignor, all of Assignor’s right, title and interest in and to the 23616 Purchase Agreement, the 23616 Property, the 23634 Purchase Agreement and the 23634 Property (collectively, the “Assigned Contract and Assigned Rights”) and Assignee desires to acquire the Assigned Contract and Assigned Rights from Assignor.

E. Concurrently with the Closing under this Agreement, Assignee will enter into that certain Buy and Sell Agreement with the 23600 Seller attached hereto as Exhibit B, for the purchase and sale of the 23600 Property for the sum of $850,000 (the “New 23600 Purchase Agreement”).

F. The First 23600 Purchase Agreement, Second 23600 Purchase Agreement, Addendum 1 to Second 23600 Purchase Agreement, Third 23600 Purchase Agreement, New 23600 Purchase Agreement, 23616 Purchase Agreement and 23634 Purchase Agreement are collectively referred to as the “Purchase Agreements”.

AGREEMENTS

In consideration of the recitals and the mutual covenants set forth below, the parties agree as follows:

1. Assignment Fee; Other Compensation. Provided that the Conditions Precedent (defined below) are satisfied, Assignee agrees to pay the applicable party, through the escrow, the following amounts at the time stated in Section 2 (and subject in all respects to the Conditions Precedent and other provisions of this Agreement):

(a) $420,000 to Assignor for the total amount of earnest money deposits Assignor has made under the Purchase Agreements (the “Deposits”);

(b) $200,000 to the 23600 Seller as a deposit toward the purchase of the 23600 Property pursuant to the New 23600 Purchase Agreement (the “Hertz Lot Fee”); and

(c) $600,000 to Assignor (the “Assignment Fee”) for the assignment of the Assigned Contract and Assigned Rights contemplated in this Agreement.

2. Timing of Payments. The deposits made by Assignee in accordance with the terms of Section 1 shall be paid to the respective person at the times and in the manner set forth below, subject in all respects to the Conditions Precedent and other provisions of this Agreement:

(a) The Deposits and the Hertz Lot Fee shall be due at Closing (defined below). The Deposits shall be paid to Assignor through Birmingham Title Agency, liz@birminghamtitle.net, 26000 West 12 Mile Rd, Southfield, MI 48034, (248) 633-2737 (“Escrow Agent”).

(b) The Hertz Lot Fee shall be paid to the 23600 Seller through Escrow Agent concurrently with the execution of the New 23600 Purchase Agreement, provided that the Hertz Lot Fee shall be paid no earlier than the Closing.

(c) The Assignment Fee shall be paid to Assignor following satisfaction of all Conditions Precedent.

3. Closing Date. Unless this Agreement is sooner terminated, and subject to the Conditions Precedent and terms of this Agreement, the closing of the transactions contemplated by this Agreement (“Closing”) shall occur through escrow with Escrow Agent on November 30, 2022 (the “Closing Date”).

4. Closing Documents. On or before the Closing Date, subject to the Conditions Precedent and terms of this Agreement, the applicable parties shall deposit the referenced documents (all of the following documents, the “Closing Documents”) and funds into the escrow maintained by Escrow Agent:

(a) Assignee shall deposit the sum of $1,515,000 into the escrow maintained by Escrow Agent, comprised of the Deposits ($420,000), the Hertz Lot Fee ($200,000), the Assignment Fee ($600,000), and the funds required pursuant to the 23616 Purchase Agreement to consummate the closing thereunder ($295,000).

(b) Assignor and Assignee shall execute and deliver to Escrow Agent an Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment Agreement”), assigning Assignors right, title and interest in the Properties and the Purchase Agreements to Assignee.

(c) Assignee shall execute, and Assignor shall cause the 23600 Seller to execute, the New 23600 Purchase Agreement.

(d) Assignee shall execute, and Assignor shall cause Tenant to execute, the Lease and TN and AK shall execute the Guaranty.

(e) Assignor, TN, AK (collectively, the “Repurchasers”) and Assignee shall execute that certain Real Estate Repurchase Agreement attached hereto as Exhibit D (the “Repurchase Agreement”), whereby the Repurchasers are required to repurchase the Properties from Assignee under certain conditions.

(f) TN and AK shall execute that certain Promissory Note attached hereto as Exhibit E (the “Note”), securing the Assignor’s, TN and AK’s obligation to repurchase the Properties pursuant to the Repurchase Agreement.

(g) Assignee shall execute those certain Parking Agreements for parking at the 23600, and 23634 Woodward Properties with Rapid Fish 2, LLC.

5. Closing Procedures and Disbursements. At Closing (or later date as specified below), subject to the Conditions Precedent and terms of this Agreement, Escrow Agent is instructed to take the following actions:

(a) Send the fully executed Assignment Agreement to Assignor and Assignee.

(b) Send the fully executed New 23600 Purchase Agreement to Assignee.

(c) Send the fully executed Lease and Guaranty to Assignee and Tenant.

(d) Send the fully executed Repurchase Agreement and Note to the Repurchasers and Assignee.

(e) Send the fully executed Parking Agreements to the Assignee and Tenant.

(f) Disburse the Deposits to Assignor.

(g) Disburse the Hertz Lot Fee to the 23600 Seller.

(h) Disburse the Assignment Fee to Assignor.

6. Covenants, Representations and Warranties of Assignor. Assignor covenants, represents and warrants to Assignee that:

(a) The Purchase Agreements provided by Assignor to Assignee are true, correct and complete copy of the Purchase Agreements and that there are no other agreements or understandings of any kind in place between Assignor and Sellers with respect to the Assignor’s purchase of the Properties from Sellers.

(b) Prior to Closing, Assignor shall not amend or modify the Purchase Agreements without the express written consent of Assignee, which may be withheld in Assignee’s sole discretion.

(c) Assignor’s interest in the Assigned Contract and Assigned Rights is free and clear of any security interest, pledge, restriction, encumbrance, claim, lien or charge of any kind.

(d) Assignor is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(e) Assignor has the requisite power and authority to enter into this Agreement and all documents and agreements contemplated herein. This Agreement and documents and agreements contemplated herein, when executed, will be duly authorized by all necessary action on the part of Assignor and have been or will be duly executed and delivered by Assignor. Assignor’s execution, delivery and performance of this Agreement and of the documents and agreements contemplated herein will not conflict with or result in violation of any agreement by which Assignor is bound, any judgment, order or decree of any court or arbiter.

(f) Assignor has not received written notice nor has knowledge of any action, litigation, condemnation or proceeding of any kind pending or threatened against Assignor or against any portion of the Properties. Assignor (A) has not applied for, or consented to, and is not is subject to the appointment of a receiver, trustee, custodian, liquidator or other similar official for itself or for all or a substantial part of its assets; (B) is not subject to a bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding, and has not admitted in writing its inability to pay its debts as they become due; (C) has not made an assignment for the benefit of creditors; (D) has not filed a petition or an answer seeking, consenting to, or acquiescing in a reorganization or an arrangement with creditors, or sought to take advantage of any bankruptcy law, insolvency law or other law for the benefit of debtors; or (E) has not filed an answer admitting the material obligations of a petition filed against it in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding. To the best of Assignor’s knowledge, no Seller has not received written notice nor has knowledge of any action, litigation, condemnation or proceeding of any kind pending or threatened against Seller or against any portion of the Property.

(g) Neither Assignor nor any Seller has received written notice from any governmental authority having jurisdiction over the Property of any violation of any applicable law, rule, regulation or code of any such governmental authority which has not been cured or remedied.

(h) Assignor has not received any notice from any Seller of an actual or alleged breach or default by Assignor under any of the Purchase Agreements, nor have any events arisen, acts committed, or omissions made which, now or with the passage of time, could cause Assignor to breach or default any Purchase Agreement.

(i) Assignor has no knowledge of Title to the Properties being subject to any liens or encumbrances other than those shown the title insurance commitments (such exceptions, the “Permitted Exceptions”) prepared by Birmingham Title Agency: with respect to the 23600 Property, Order No. BT-9874 with an effective date of December 1, 2021; with respect to the 23616 Property, Order No. BT-9432 with an effective date of August 27, 2021; and with respect to the 23634 Property, Order No. BT-9981 with an effective date of January 14, 2022 (collectively, the “Assignor Title Commitment”).

(j) At Closing, Assignor will execute and deliver such documentation as Escrow Agent may require to cause Escrow Agent to update the Assignor Title Commitment to show Assignee as the proposed insured and to remove any and all exceptions or requirements relating to Assignor’s interest in any of the Assigned Contract and Assigned Rights.

(k) The representations and warranties of Assignor in this Agreement will survive Closing.

7. Assignee Conditions. Assignee shall not be obligated to close and may terminate this Agreement by written notice to Assignor if any of the following conditions are not satisfied at Closing (collectively, the “Conditions Precedent”):

(a) Assignor or Sellers shall not have transferred, encumbered or restricted any of the Properties or any interest therein, or created or permitted to be created any easements on the Properties or any leasehold or other interests therein without the express written consent of Assignee.

(b) Sellers shall have consented in writing to the Assigned Contract and Assigned Rights from Assignor to Assignee.

(c) Assignee and Rapid Fish 2 LLC (“Tenant”) shall have executed an absolute triple net lease agreement (the “Lease”) for the Properties and any ancillary documents, in form and substance acceptable to Assignee. Tenant shall have caused TN and AK to guaranty the Lease in form and substance acceptable to Assignee (the “Guaranty”).

(d) All Closing Documents are fully executed and deposited into the escrow account maintained by the Escrow Agent.

(e) The representations and warranties made by Assignor in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given at the Closing and Assignor shall have performed and complied in all respects with Assignor’s obligations under this Agreement which are to be performed or complied with by Assignor prior to or at the Closing, and no default or breach by Assignor shall have occurred and be continuing.

(f) Assignee shall have received from Escrow Agent an unconditional commitment to issue to Assignee, an owner’s title policy on ALTA form as approved by Assignee, insuring Assignee as the fee owner of the 23616 Property subject only to the Permitted Exceptions, in the total amount of the purchase price for the 23616 Property pursuant to the 23616 Purchase Agreement, which owner’s title policy shall include extended coverage and/or such endorsements as Assignee may request.

(g) There are no failed or unsatisfied conditions to closing under the Purchase Agreements, nor are there any breaches or defaults by the parties thereto. The physical condition of the Properties are in substantially the same on the Closing Date as on the Effective Date.

In the event that any of the foregoing conditions have not been satisfied or waived by Assignee as of the scheduled Closing Date and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Assignee, Assignee shall have the right to terminate this Agreement.

8. Brokers. Assignor represents and warrants to Assignee that in connection with the transaction between Assignor and Assignee contemplated hereby, no third-party broker or finder has been engaged or consulted by Assignor or is entitled to compensation or commission in connection herewith. Assignor will defend, indemnify and hold harmless Assignee from and against any and all claims of Assignor Broker or any other brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Assignor in connection herewith. Assignee represents and warrants to Assignor that in connection with the transaction contemplated hereby, no third-party broker or finder has been engaged or consulted by Assignee or is entitled to compensation or commission in connection herewith. Assignee will defend, indemnify and hold harmless Assignor from and against any and all claims of any other brokers, finders or any like party claiming any right to commission or compensation by or through acts of Assignee in connection herewith. The indemnity obligations hereunder will include, without limitation, all damages, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from and related to matters being indemnified hereunder. This section does not apply to the real estate broker commissions contained in the purchase agreements for the 23600 Property, 23616 Property, and 23634 Property.

9. Costs. Assignor and Assignee shall share equally the costs of the escrow maintained by Escrow Agent. Each party shall bear their own attorneys’ fees except as otherwise provided herein. All other costs shall be apportioned by Escrow Agent in accordance with customary practice in the locality where the Properties are located.

10. Default.

(a) Assignor Default. If Assignor shall (i) fail to consummate the transaction contemplated herein when required to do so pursuant to the provisions hereof and Assignee is ready, willing and able to perform, or (ii) otherwise breach or default under any of the provisions of this Agreement, Assignee shall be entitled to: (A) terminate this Agreement and seek actual damages against Assignor, including but not limited to Assignee’s actual out of pocket costs and expenses (including attorneys’ fees) relating to or arising out of this Agreement; (B) enforce specific performance of the terms, provisions and conditions of this Agreement; or (C) if such default relates to an indemnification obligation or a breach of a warranty or representation by Assignor that is discovered by Assignee after Closing, maintain a suit for actual damages incurred by Assignee as a result of such indemnification, breach or default. In no event will Assignor be liable for consequential or punitive damages.

(b) Assignee Default. If Assignee shall (i) fail to consummate the transaction contemplated herein when required to do so pursuant to the provisions hereof and Assignor is ready, willing and able to perform, or (ii) otherwise breach or default under any of the provisions of this Agreement, then Assignor’s sole and exclusive remedy shall be to terminate this Agreement and obtain the Deposits from Assignee as liquidated damages, in which event Assignee and Assignor shall be relieved of further obligations under this Agreement, at law or in equity. The parties acknowledge that the amount of actual damages which may be incurred by Assignor as a result of Assignee’s default would be impossible or extremely difficult to estimate, and the foregoing determination of liquidated damages is a reasonable estimate of said damages, in lieu of all of Assignor’s other rights and remedies at law or in equity. In no event will Assignee be liable for consequential or punitive damages.

11. Assignor Elected Buy-In. The terms of this section shall govern Assignor’s right to acquire a membership interest in Assignee following the Closing (the “Discretionary Buy-In”). This section survives the Closing.

(a) For the period of one (1) year after the Closing (the “Option Period”), provided the Lease remains in full force and effect and there exists no Event of Default (as defined in the Lease) under the Lease by Tenant, Assignor or an entity owned and controlled by TN and AK (the “Optionee”) shall have the option (the “Option”) to acquire twenty five percent (25%) membership interest in Assignee (the “Membership Interest”) in exchange for cash payment to ZP RE Holdings, LLC or its designee (the “Discretionary Buy-In Price”), calculated as follows: Six Hundred Thousand and 00/100 Dollars ($600,000) plus interest thereon at the rate of twelve percent (12%) per annum starting on the Closing Date and ending on the date of the closing of the Discretionary Buy-In.

(b) To exercise the Option, Optionee must give written notice to Assignee prior to the expiration of the Option Period together with payment of the Discretionary Buy-In Price in cash or immediately available funds and an executed joinder agreement stating Optionee agrees to be bound by the terms and provisions of the Operating Agreement (defined below). Following receipt of the Discretionary Buy-In Price and Optionee’s timely and proper exercise in accordance with subsection (a) above, Assignee agrees to issue Optionee the Membership Interest.

(c) Assignor and Assignee agree to reasonably negotiate the terms of an operating agreement of Assignee (the “Operating Agreement”) following the Closing Date, which Operating Agreement shall provide for (i) customary majority (on the part of ZPRE [defined below]) and minority (on the part of Optionee) terms, (ii) ZPRE shall receive a preferred distribution equal to 100% of the Base Rent (as defined in the Lease) for one (1) year following any rent deferment period as received by Assignee under the Lease, then ZPRE shall receive a preferred distribution of 90% the Base Rent (as defined in the Lease) for the three (3) years to follow, as received by Assignee under the Lease, with the remaining 10% to the other member of Assignee, (iii) in the event Assignee sells or transfers its interest in the Premises, Assignee shall receive a preferred liquidation distribution equal to $1,845,000, which preferred distribution shall be followed by a pro rata split of any remaining proceeds. (iv) mutual consent for the joint venture to borrow indebtedness.

(d) Following the proper issuance of the Membership Interest in accordance with this section to Optionee, the Base Rent (defined in the Lease) pursuant to the Lease for the First Lease Year (defined in the Lease) shall reduce to $34,818.49, and thereafter shall increase in accordance with the terms of the Lease.

(e) From the Effective Date of this Agreement, during the pendency of the Option, Assignee agrees and covenants not to encumber in any way or secure any other agreement or obligation using the Properties.

12. Assignor Required Buy-In. The terms of this section shall govern Assignor’s obligation to acquire a membership interest in Assignee following the Closing (the “Required Buy-In”). This section survives the Closing.

(a) If, at any time following the Closing, ZP RE Holdings, LLC or any entity owned or controlled by ZPRE (“ZPRE”) acquires certain real property owned by Assignor’s affiliate, FL MI RE 16, LLC, with an address of 650 Burton St. SW, Grand Rapids, Michigan (the “Burton Property” and the closing of ZPRE’s purchase of Burton Property, the “Burton Property Closing”), for a purchase price of not more than One Million One Hundred Sixty Thousand and 00/100 Dollars ($1,160,000), then:

(i) Concurrently with or as soon as reasonably possible following the Burton Property Closing, Assignee agrees to issue the Membership Interest to Optionee in consideration for ZPRE’s acquisition of the Burton Property;

(ii) The Base Rent (defined in the Lease) pursuant to the Lease for the First Lease Year (defined in the Lease) shall reduce to $34,818.49, and thereafter shall increase in accordance with the terms of the Lease; and

(iii) Assignor and Assignee agree to reasonably negotiate the terms of the Operating Agreement following the Closing Date, which Operating Agreement shall provide for the terms as stated in Section 11(c) above.

13. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or provided to be sent by either Assignor, Assignee or Escrow Agent shall be in writing and shall be sent (i) by United States Postal Service, postage prepaid, certified, return receipt requested; or (ii) by any nationally known next business day delivery service; or (iii) by courier; or (iv) by email transmission; or (v) in person. All notices shall be deemed to have been given two business days following deposit in the United States Postal Service or upon delivery if sent by next business day delivery service, courier, or personally delivered and upon confirmed transmission if sent via email. All notices shall be addressed to the party at the address below:

If to Assignor, to:		PO Box 1927
Birmingham, MI 48012
	Email:	Tommy@roundcube.org
Akattoula@gmail.com

If to TN, to:		PO Box 1927
Birmingham, MI 48012
Email: Tommy@roundcube.org

If to AK, to:		255 South Old Woodward, Suite 320
Birmingham, MI 48009
Email: Akattoula@gmail.com

If to Buyer, to:		Zoned Properties, Inc.
8360 E. Raintree Drive, Ste. 230
Scottsdale, Arizona 85260
Email: dan.gauthier@zonedproperties.com

If to Escrow Agent, to:		Birmingham Title Agency
26000 West 12 Mile Rd
Southfield, MI 48034
Attn: Elizabeth Casselman
(248) 633-2737
liz@birminghamtitle.net

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(c) Waiver of Compliance. Any failure of one party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party benefiting from such obligation, covenant, agreement or condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Entire Agreement. This Agreement, together with the other agreements referred to herein, sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party.

(e) Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Assignor and Assignee (including an action or proceeding between Assignee and the trustee or debtor in possession while Assignor is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such code and including in any appellate proceeding) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Party, the unsuccessful Party to such action or proceeding shall pay to the prevailing Party all costs and expenses, including without limitation reasonable attorneys’ and paralegals’ fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding, or in connection with any appeal related thereto, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing Party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ and others’ fees shall be included in and as a part of such judgment. All such costs and expenses incurred in enforcing a judgment shall be recoverable separately from and in addition to such judgment. The right to recover attorneys fees, costs and expenses under this Section shall be in addition to, and subject to, any limitation of remedies set forth in this Agreement.

(f) Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

(g) Further Assurances. Upon reasonable request, from time to time, each party agrees that it shall execute and deliver all documents, make all rightful oaths, testify in any proceeding and do all other acts which may be necessary or desirable in the opinion of any other party to protect or record the rights of the other party arising under this Agreement, or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state where the Property is located.

(i) Counterparts; E-mail Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and both of which together will constitute one and the same document. This Agreement may be signed electronically in portable document format (“pdf”) and pdf signatures will be binding.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have caused this Agreement to have been executed and delivered as of the Effective Date.

ASSIGNOR:

FL MI RE 22, LLC,
a Michigan limited liability company

By:	/s/ Thomas Nafso
Name:	Thomas Nafso
Its:	Authorized Signatory

TN:

/s/ Thomas Nafso
Thomas Nafso, individually

AK:

/s/ Ammar Kattoula
Ammar Kattoula, individually

ASSIGNEE:

ZP RE MI WOODWARD, LLC
a Michigan limited liability company

By:	ZP RE HOLDINGS, LLC, an Arizona limited liability company
Its:	Member

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Its:	Authorized person

[Signature Page]

LIST OF EXHIBITS

Exhibit A-1 – Legal Description of 23600 Property

Exhibit A-2 – Legal Description of 23616 Property

Exhibit A-3 - Legal Description of 23636 Property

Exhibit B – Buy Sell Agreement for 23600 Property

Exhibit C – Assignment and Assumption Agreements

Exhibit D – Repurchase Agreement

Exhibit E – Promissory Note

[List of Exhibits]

Exhibit A-1

Legal Description of 23600 Property

Land situated in the City of Ferndale, County of Oakland, State of Michigan to wit:

Lots 57, 58, 59 and 60, WOODWARD HEIGHTS SUBDIVISION NO. 2, according to the recorded plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records.

[Exhibit A-1]

Exhibit A-2

Legal Description of 23616 Property

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan to wit:

Lots 61, 62, 63 and 64 of Woodland Heights Subdivision No. 2, according to the plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records

[Exhibit A-2]

Exhibit A-3

Legal Description of 23634 Property

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan

Lots 65 and 66, except the part of Lot 66 beginning at the Northwesterly corner of Lot 66, thence Easterly along the North line of said Lot 29.09 feet; thence Westerly along the South face of the building wall 29 feet more or less; thence Northerly along the Easterly line of Woodward Avenue 0.45 of a foot to the point of beginning of Woodward Heights Subdivision No.2, according to the plat thereof as recorded in Liber 10, Page 27 of Plats, Oakland County Records.

[Exhibit A-3]

Exhibit B

Buy Sell Agreement for 23600 Property

[SEE ATTACHED]

[Exhibit B]

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENTS

[SEE ATTACHED PAGES]

[Exhibit C]

Exhibit D

REPURCHASE AGREEMENT

[SEE ATTACHED PAGES]

[Exhibit D]

EXHIBIT E

PROMISSORY NOTE

[SEE ATTACHED PAGES]

[Exhibit E]